Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 10 dated August 13, 2025 relating to the Common Shares, no par value, of Galiano Gold Inc. shall be filed on behalf of the undersigned.

SUN VALLEY GOLD LLC By: /s/ Peter F. Palmedo
Name: Peter F. Palmedo
Title: Managing Member

PALMEDO HOLDINGS LLLP By: /s/ Peter F. Palmedo
Name: Peter F. Palmedo
Title: General Partner

PETER F. PALMEDO By: /s/ Peter F. Palmedo